BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

MINUTES OF THE 16th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 09, 2016

1.            Date, Time and Place: Held on September 9th, 2016, at 08:00 at the office of BRF S.A. (“Company”) located at Rua Hungria, 1.400, 5th floor, in São Paulo City, São Paulo state.

2.            Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Attendance: The meeting was duly called and held within the terms of Section 21, §5, of the Company´s Bylaws, with the totality of the members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendini, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: To approve the acquisition of equity participation in FFM Further Processing SDN BHD.

5.            Resolutions: The members of the Board of Directors approved, unanimously and without any reservations, pursuant to the terms of Article 23, (xxxii), of the Bylaws, approved the execution, trough its subsidiary BRF Foods GmbH (“BRF Foods”), of an agreement with FFM Berhad (“FFM”), providing for the cooperation of both parties in FFM Further Processing SDN BHD ("FFP"), along with an investment by BRF Foods in FFP, in the amount of approximately US$ 16 million (sixteen million dollars), to be paid in local Malaysian currency, in accordance with the terms of the documents disclosed to the Board of Directors, which shall be filed at the Company’s head offices. Upon the completion of the abovementioned transaction, BRF Foods will hold 70% of the shares of FFP and FFM will hold the remaining 30%. The Executive Officers of the Company are hereby authorized to carry out all and any acts and execute all and any documents required for the implementation of the resolutions passed herein.

6.            Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman ended the meeting, being these minutes drawn up in summary form, read, approved and signed. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messrs. Srs. Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I hereby certify that these minutes are an accurate copy of the original which is filed in Book No. 5, pages 94 to 95 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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